Exhibit 99.1

Revlon Reports Strong First Quarter 2008 Results

Introduces Extensive Lineup of New Products for the Second Half of 2008

Continues to Focus on Sustainable, Profitable Sales Growth and Positive Free Cash Flow

NEW YORK--(BUSINESS WIRE)--Revlon, Inc. (NYSE: REV) today announced results for the first quarter ended March 31, 2008.

First quarter 2008 financial highlights, compared to the first quarter of last year:

  Net sales were $320.4 million, compared to $328.6 million.
  Operating income was $32.5 million, compared to $3.0 million.
  Net loss was $2.5 million, or nil per diluted share, compared to a net loss of $35.2 million, or $0.07 per diluted share.
  Adjusted EBITDA1 was $58.1 million, compared to $32.3 million.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, David Kennedy, said, “Our strong financial results for the first quarter of 2008 build upon our performance in 2007. These results continue to validate our strategy, and we remain focused on increasing the value of our Company by building the Revlon brand.”

First Quarter 2008 Results

Net sales in the first quarter of 2008 decreased 2.5% to $320.4 million, compared to net sales of $328.6 million in the first quarter of 2007. Excluding the favorable impact of foreign currency fluctuations, net sales in the first quarter decreased 5.5% versus year-ago. Net sales in the first quarter of 2007 benefited from initial shipments of beauty care products, including the launches of Revlon Colorist hair color and Mitchum Smart Solid anti-perspirant and deodorant.

In the United States, net sales in the first quarter of 2008 decreased 8.3% to $177.2 million, compared to net sales of $193.3 million in the first quarter of last year. As noted above, net sales in the first quarter of 2007 benefited from initial shipments of beauty care products, including the launches of Revlon Colorist hair color and Mitchum Smart Solid anti-perspirant and deodorant. Net sales of color cosmetics were slightly lower in the first quarter of 2008 compared to the year-ago period.

In the U.S., although it is still early in the launch cycle for the Company’s first half 2008 new product introductions, Revlon Custom Creations foundation and Revlon ColorStay Mineral foundation were ranked in the ACNielsen top 10 new products (by retail dollar sales) in the first quarter of 2008, and three new Almay product launches were in the top 20, namely, Almay TLC Truly Lasting Color makeup and Almay Intense i-Color mascara and eye shadow.

In the Company’s international operations, net sales in the first quarter of 2008 increased 5.8% to $143.2 million, compared to net sales of $135.3 million in the first quarter of last year. Excluding the favorable impact of foreign currency fluctuations, net sales in the first quarter of 2008 decreased 1.5% compared to the same period last year, reflecting higher net sales in the Asia Pacific and Latin America regions, which were more than offset by lower net sales in the Europe region. In the first quarter of 2007, net sales in the Europe region were positively impacted by retail space gains related to the Revlon brand and higher closeout sales.

Operating income was $32.5 million in the first quarter of 2008, versus operating income of $3.0 million in the first quarter of 2007. Net loss in the first quarter of 2008 was $2.5 million, or nil per diluted share, compared with a net loss of $35.2 million, or $0.07 per diluted share, in the first quarter of 2007. Adjusted EBITDA in the first quarter of 2008 was $58.1 million, compared to an Adjusted EBITDA of $32.3 million in the same period last year.

Operating income, net loss and Adjusted EBITDA in the first quarter of 2008 included a net gain of $6.0 million related to the sale of a non-core trademark. Operating income, net loss and Adjusted EBITDA in the first quarter of 2007 were reduced by $4.3 million of restructuring charges, and included a benefit of $4.4 million from the reduction of lease liability related to the consolidation of office space in New York.

The improvement in operating income, net loss and Adjusted EBITDA in the first quarter of 2008 compared to the same period last year (excluding the one-time items mentioned in the paragraph above) was due mainly to lower selling, general and administrative expenses, primarily due to the fact that the first quarter of 2007 included significant brand support expenses related to the launch of Revlon Colorist hair color. The Company continued to support its brands worldwide with comparable levels of dollar spending compared to the first quarter of last year, excluding the brand support in the first quarter of 2007 related to the launch of Revlon Colorist.

Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and is reconciled to net loss, the most directly comparable GAAP measure, in the accompanying financial tables.

U. S. Share Results2

In terms of U.S. mass retail share performance, according to ACNielsen, the color cosmetics category grew 2.6 percentage points in the first quarter 2008 compared to the same period last year. U.S. mass retail share for the Revlon and Almay color cosmetics brands, and for women’s hair color, anti-perspirants and deodorants, and beauty tools for the first quarter 2008 are summarized in the table below:

	$ Share %
	Q1 2008	Q1 2007	Point Change

Revlon Brand Color Cosmetics	12.6	13.2	- 0.6
Almay Brand Color Cosmetics	6.2	6.5	- 0.3
Women’s Hair Color	10.8	10.0	+ 0.8
Anti-perspirants / deodorants	5.4	6.3	-0.9
Revlon Beauty Tools	20.4	25.3	-4.9

The Revlon brand continued to maintain an approximate 13% dollar share this quarter, in line with its quarterly performance since the fourth quarter of 2006. Revlon’s positive performance in the eye category, which was driven primarily by Luxurious Color eyeliner and 3D Extreme mascara, both of which were launched in 2007, was offset by declines in the face, lip and nail categories.

In the first quarter 2008, Almay’s positive performance in the face category, which was driven by Smart Shade makeup, blush and bronzer, was offset by declines in the eye and lip categories.

Second Half 2008 New Products

Revlon is focused on building and leveraging its strong brands and believes that consistent development and marketing of innovative new products is a key driver for building brand equity and profitable growth.

Throughout 2008, the Company is introducing an extensive lineup of new products for Revlon and Almay color cosmetics. These product launches include innovative, differentiated and unique offerings for the mass retail channel, and extensions within the Revlon and Almay franchises.

The Company intends to continue its strategy of supporting new products with advertising and promotions, at competitive levels, using its talented brand ambassadors.

Second half 2008 Revlon color cosmetics introductions:

  Revlon Beyond Natural is a new makeup collection, which includes eight products that create a naturally glamorous look, and works with all skin tones. The collection for face, eye and lip includes a smoothing primer, a unique skin matching makeup, a concealer and highlighter in a single compact, a cream-to-powder eye shadow, a defining eye pencil, a defining mascara with a molded brush, a cream lipgloss and a protective liptint.
  Revlon ColorStay Mineral Lipglaze is the first mineral lip gloss with longwearing ColorStay technology that lasts up to eight hours and is an extension of the Revlon ColorStay Mineral face and eye collection launched in the first half of 2008.
  Revlon Lash Fantasy Total Definition Mascara is a relaunch of the successful Lash Fantasy mascara, with the first dual-ended molded brush with primer and mascara.
  “Crush on Color” is a Summer 2008 collection of 13 new and on-trend shades that will be introduced into Revlon’s Super Lustrous lipstick and lipgloss, Revlon ColorStay 12-hour eye shadow and Revlon nail enamel.

Second half 2008 Almay color cosmetics introductions:

  Almay Bright Eyes Collection is a three product, innovative and coordinated collection of eye base and concealer, eye shadow and eye liner/highlighter duo.

  Almay Smart Shade Concealer is another extension of the highly successful Smart Shade line of products. Smart Shade concealer uses its unique shade-sensing technology to conceal skin imperfections.
  Almay TLC Truly Lasting Color Pressed Powder is a longwear makeup that incorporates skincare benefits. The pressed powder is a complement to the Almay Truly Lasting Color makeup that was launched in the first half of 2008.

Company Strategy

The Company continues to focus on its strategy:

1. Building and leveraging its strong brands;

2. Improving the execution of its strategies and plans, and providing for continued improvement in its organizational capability through enabling and developing its employees;

3. Continuing to strengthen its international business;

4. Improving its operating profit margins and cash flow; and

5. Improving its capital structure.

The execution of this strategy includes the following recent actions:

  For the second half of 2008, the Company is introducing an extensive lineup of new, innovative Revlon and Almay color cosmetics (as summarized above), which follows the extensive lineup of Revlon and Almay color cosmetics launched in the first half of 2008;
  The Company further implemented its brand ambassador strategy with notable signings of Elle Macpherson to globally represent the Revlon brand, as well as Gucci Westman, world-renowned makeup artist, to serve as Revlon’s Global Artistic Director;
  In April 2008, the Company announced a plan to effect a reverse split of its Class A and Class B common stock at a 1-for-10 split ratio. The plan has been approved by the Board of Directors and MacAndrews & Forbes, the Company’s principal stockholder, and, accordingly, no further stockholder vote or action is required. The Company currently expects to consummate the reverse stock split in May or June of 2008; and
  In April 2008, the Company entered into a $150 million two-year floating-to-fixed interest rate swap transaction related to indebtedness under the Company’s bank term loan, intended to reduce exposure to interest rate volatility. Following the execution of this swap and the $150 million two-year floating-to-fixed interest rate swap that the Company entered into in September 2007, approximately 60% of the Company's total long-term debt is at fixed interest rates and approximately 40% is at floating interest rates.

Outlook

In conclusion, Mr. Kennedy said, “We have delivered improved margins and demonstrated our ability to control costs and improve cash usage. We have also demonstrated, with our 2008 new product launches, that we have reinvigorated our new product development process. We believe that strong new product development will result in sustainable sales growth, which given our margin structure, will be profitable. Our plan, therefore, is based on growing our sales and continued control of our costs. We believe these factors, along with other efficiencies, will lead to further margin expansion. All combined, we expect to generate sustainable, profitable sales growth and positive free cash flow.”

Conference Call

The Company will host a conference call with members of the investment community on May 1, 2008 at 9:30 AM EDT to discuss first quarter 2008 results. Access to the call is available to the public at www.revloninc.com.

About Revlon

Revlon is a worldwide cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirants/deodorants and personal care products company. The Company’s vision is to provide glamour, excitement and innovation to consumers through high-quality products at affordable prices. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company’s brands, which are sold worldwide, include Revlon®, Almay®, Mitchum®, Charlie®, Bozzano®, Gatineau® and Ultima II®.

Footnotes to Press Release

1Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net loss, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency transactions, gains/losses on the early extinguishment of debt and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things:

(i)	monitor and evaluate the performance of the Company's business operations;

(ii)	facilitate management's internal comparisons of the Company's historical operating performance of its business operations;

(iii)	facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv)	review and assess the operating performance of the Company's management team and as a measure in evaluating employee compensation and bonuses;

(v)	analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi)	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management as described above that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

2All mass retail share and consumption data is U.S. mass-retail dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers, as well as prestige, department stores, door-to-door, internet, television shopping, specialty stores, perfumeries and other outlets, all of which are channels for cosmetics sales. This data represents approximately two-thirds of the Company’s U.S. mass-retail dollar volume. Such data represent ACNielsen’s estimates based upon mass retail sample data gathered by ACNielsen and are therefore subject to some degree of variance and may contain slight rounding differences.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, beliefs, expectations and outlooks, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances or events arising after the issuance of this press release. Such forward-looking statements include, without limitation: (i) our belief that our results continue to validate our strategy and our plans to remain focused on increasing the value of our Company by building the Revlon brand; (ii) our focus on building and leveraging our strong brands and our belief that consistent development and marketing of innovative new products is a key driver for building brand equity and profitable growth, including our belief that throughout 2008 we will introduce an extensive lineup of new products for Revlon and Almay color cosmetics, including innovative, differentiated and unique offerings for the mass retail channel, and extensions within the Revlon and Almay franchises; (iii) our intent to continue our strategy of supporting new products with advertising and promotions, at competitive levels, using our talented brand ambassadors; (iv) our plans for continuing to focus on our strategy, including by--(a) building and leveraging our strong brands, (b) improving the execution of our strategies and plans, and providing for continued improvement in our organizational capability through enabling and developing our employees, (c) continuing to strengthen our international business, (d) improving our operating profit margins and cash flow, and (e) improving our capital structure; (v) our plans to consummate the reverse stock split and its timing; and (vi) our outlook, including (a) our belief that strong new product development will result in sustainable sales growth which, given our margin structure, will be profitable, (b) our plan to grow sales and continue to control our costs, (c) that these factors, along with other efficiencies, will lead to further margin expansion and (d) all combined, our expectation to generate sustainable, profitable sales growth and positive free cash flow. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2007 Annual Report on Form 10-K which we filed with the SEC on March 5, 2008 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we will file with the SEC during 2008 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including difficulties, delays, unanticipated costs or our inability: (i) to increase the value of our Company by building the Revlon brand, such as due to less than effective new product development, less than expected acceptance of our new products by consumers and/or retail customers, less than expected levels of support for our new product launches and/or higher than anticipated expenses; (ii) to build brand equity and/or sustainable, profitable growth from the consistent development and marketing of innovative new products, such as due to the reasons noted in (i) above; (iii) to support new products with advertising and promotions, at competitive levels, using our talented brand ambassadors, such as due to lower than anticipated levels of brand support; (iv) to continue to execute on our strategy, such as (a) less than expected growth of our brands, such as due to less than expected acceptance of our new or existing products under these brands by consumers and/or retail customers, (b) difficulties, delays or the inability to improve the execution of our strategies and plans and/or improve our organizational capability through enabling and developing our employees, (c) our inability to continue to strengthen our international business, such as due to higher than anticipated levels of investment required to support and build our brands globally or less than anticipated results from our regional and/or multi-national brands, (d) our inability to improve our operating profit margins and/or cash flow, such as due to less than anticipated sales growth and/or less than anticipated savings from our restructuring actions and/or ongoing cost controls and/or (e) difficulties, delays, unanticipated costs or our inability to improve our capital structure; (v) difficulties, delays, unanticipated costs or our inability to consummate the reverse stock split and/or unexpected delays that may impact our anticipated timeline; and (vi) (a) less than effective new product development which could result in less than expected sales growth and/or profitability, (b) less than expected sales growth and/or higher than anticipated costs, (c) less than anticipated margin expansion and/or (d) less than expected sustainable, profitable sales growth and/or positive free cash flow, such as due to lower than anticipated revenues, less than anticipated shipments, including due to less than anticipated acceptance of our new products by consumers and/or retail customers, as well as more than anticipated returns and/or higher than expected expenses, financing costs or investments, as well as actions by our retail customers impacting our sales and financial performance, including in response to any decreased consumer spending in response to weak economic conditions or weakness in the category, retailer inventory management, retailer space reconfigurations and/or reductions in retailer display space, changes in consumer preferences, such as reduced consumer demand for our products, changes in consumer purchasing habits, including with respect to shopping channels, changes in the competitive environment and actions by our competitors, including business combinations, technological breakthroughs, new products offerings, promotional spending and/or marketing and promotional successes. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)
Net sales	$320.4	$328.6
Cost of sales	117.4	126.2
Gross profit	203.0	202.4
Selling, general and administrative expenses	176.7	195.1
Restructuring costs and other, net	(6.2)	4.3

Operating income	32.5	3.0

Other expenses (income):
Interest expense	32.1	33.8
Interest income	(0.3)	(1.3)
Amortization of debt issuance costs	1.3	1.1
Foreign currency (gains) losses, net	(4.3)	0.1
Miscellaneous, net	0.1	0.1
Other expenses, net	28.9	33.8

Income (loss) before income taxes	3.6	(30.8)

Provision for income taxes	6.1	4.4

Net loss	$(2.5)	$(35.2)

Basic and diluted net loss per common share	$(0.00)	$(0.07)

Weighted average number of common shares outstanding:
Basic and diluted	511,681,347	486,359,349

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	March 31,	December 31,
ASSETS	2008	2007
	(Unaudited)
Current assets:
Cash and cash equivalents	$56.8	$46.8
Trade receivables, net	177.4	202.7
Inventories	173.5	169.1
Prepaid expenses and other	59.4	52.6
Total current assets	467.1	471.2
Property, plant and equipment, net	113.2	113.7
Other assets	116.1	118.2
Goodwill, net	186.2	186.2
Total assets	$882.6	$889.3

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Short-term borrowings	$3.1	$2.1
Current portion of long-term debt	8.7	6.5
Accounts payable	96.5	89.7
Accrued expenses and other	248.2	250.4
Total current liabilities	356.5	348.7
Long-term debt	1,254.5	1,432.4
Long-term debt - affiliates	170.0	-
Long-term pension and other post-retirement plan liabilities	110.8	112.4
Other long-term liabilities	81.1	77.8
Total stockholders' deficiency	(1,090.3)	(1,082.0)
Total liabilities and stockholders' deficiency	$882.6	$889.3

REVLON, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended
	March 31,
CASH FLOWS FROM OPERATING ACTIVITIES:	2008	2007
Net loss	$(2.5)	$(35.2)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	24.6	28.8
Amortization of debt discount	0.2	0.2
Stock compensation amortization	2.2	1.6
(Gain) loss on sale of a non-core trademark and certain assets	(6.3)	0.2
Change in assets and liabilities:
Decrease in trade receivables	25.6	31.0
(Increase) decrease in inventories	(4.7)	0.2
Increase in prepaid expenses and other current assets	(5.9)	(1.0)
Increase in accounts payable	3.8	19.2
Decrease in accrued expenses and other current liabilities	(13.1)	(3.6)
Purchase of permanent displays	(15.3)	(23.8)
Other, net	3.0	7.1
Net cash provided by operating activities	11.6	24.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2.7)	(2.7)
Proceeds from the sale of a non-core trademark and certain assets	6.6	-
Net cash provided by (used in) investing activities	3.9	(2.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term borrowings and overdraft	3.6	(2.1)
Repayment under the 2006 Revolving Credit Facility, net	(8.5)	(57.5)
Proceeds from the issuance of long-term debt	-	0.4
Proceeds from the issuance of long-term debt - affiliates	170.0	-
Repayment of long-term debt	(167.4)	(50.0)
Net proceeds from the $100 Million Rights Offering	-	99.5
Payment of financing costs	(2.9)	(0.7)
Net cash used in financing activities	(5.2)	(10.4)
Effect of exchange rate changes on cash and cash equivalents	(0.3)	(0.1)
Net increase in cash and cash equivalents	10.0	11.5
Cash and cash equivalents at beginning of period	46.8	35.4
Cash and cash equivalents at end of period	$56.8	$46.9

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$29.7	$26.6
Income taxes, net of refunds	$4.1	$2.6

Supplemental schedule of non-cash investing and financing activities:
Treasury stock received to satisfy minimum tax withholding liabilities	$0.4	$-

REVLON, INC. AND SUBSIDIARIES
UNAUDITED ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)
Reconciliation to net loss:

Net loss	$(2.5)	$(35.2)

Interest expense, net	31.8	32.5
Amortization of debt issuance costs	1.3	1.1
Foreign currency (gains) losses, net	(4.3)	0.1
Miscellaneous, net	0.1	0.1
Provision for income taxes	6.1	4.4
Depreciation and amortization	25.6	29.3

Adjusted EBITDA	$58.1	$32.3

CONTACT:
Revlon, Inc.
Investor Relations & Media:
Abbe F. Goldstein, CFA, 212-527-6465